Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our capital stock. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, or “Certificate of Incorporation,” Amended and Restated Bylaws, or “Bylaws,” as well as Purchase Agreements (as defined below), copies of which are included as exhibits to our filings with the SEC and incorporated by reference herein, and to the applicable provisions of the Connecticut Business Corporation Act, as amended, or the “CBCA,” and Bank Holding Company Act, as amended, or the “BHC Act.” We encourage you to carefully read our Certificate of Incorporation and Bylaws and the applicable provisions of the CBCA and BHC Act for a more complete understanding of our capital stock. Unless the context otherwise requires, “we,” “us,” “our,” “Patriot” and the “Company” refer to Patriot National Bancorp, Inc. and its consolidated subsidiaries.

General

We are authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, or “Common Stock”, of which (i) 170,000,000 shares of Common Stock are designated as voting Common Stock, or “Voting Common Stock,” and (ii) 30,000,000 shares are designated as non-voting Common Stock, or “Non-Voting Common Stock,” and 1,000,000 shares of preferred stock, without par value, or “Preferred Stock,” of which 500,000 shares of Preferred Stock are designated as Series A Non-Cumulative Perpetual Convertible Preferred Stock, or the “Series A Preferred Stock.” Shares of our Voting Common Stock are listed on Nasdaq under the symbol “PNBK.”

Common Stock

Dividends. Subject to preferences that may apply to shares of Preferred Stock outstanding at the time, the holders of our Common Stock are entitled to receive Dividends (as defined below) out of assets legally available at the times and in the amounts as our board of directors may from time to time determine. The ability of our board of directors to declare and pay Dividends on our Common Stock is subject to the laws of the State of Connecticut, applicable federal and state banking laws and regulations, and the terms of any senior securities (including Preferred Stock) that we may then have outstanding. The Non-Voting Common Stock ranks pari passu with the Voting Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the “Dividends”). Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the board of directors, Dividends in the same per share amount as paid on the Voting Common Stock.

No Dividends will be payable on the Voting Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Voting Common Stock unless a Dividend identical to that paid on the Voting Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (i) the per share Dividend declared and paid in respect of each share of the Voting Common Stock and (ii) the number of shares of the Voting Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided however, that if a stock Dividend is declared on Voting Common Stock payable solely in Voting Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock.

In the event that the board of directors does not declare or pay any Dividends with respect to shares of the Voting Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.

Preemptive Rights. Except as set forth below, holders of shares of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock.

Pursuant to the terms of the securities purchase agreements, or the “Purchase Agreements,” dated as of March 20, 2025, that we entered into with certain investors (the “Private Placement”), if during five years after the date of the Purchase Agreements, Patriot or any of its subsidiaries proposes to offer or sell, or the “Offering,” any securities (any such security, a “New Security”) (other than (i) any Voting Common Stock, Non-Voting Common Stock or other securities issuable upon the exercise or conversion of any securities of Patriot issued or agreed or contemplated to be issued as of the date of the Purchase Agreements; (ii) equity grants awarded, or securities issued, pursuant to Patriot’s 2020 Restricted Stock Award Plan, as amended, and the 2025 Omnibus Equity Incentive Plan or as an inducement award to a new employee, as applicable; or (iii) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar non-financing transaction), then Patriot will use its reasonable best efforts to offer to each investor listed in Schedule II to the Purchase Agreements, who has executed a customary non-disclosure agreement for the limited purpose of this provision thereunder, the right to participate in the Offering on the same terms as such securities are proposed to be offered to others less the amount paid to any investment banker, broker, broker-dealer, finder, or placement agent. To the extent the Offering of the New Security is over-subscribed, each such investor will have a preferential right to subscribe for the amount of New Securities required to enable it to maintain its proportionate Common Stock equivalent interest in Patriot (or its subsidiaries) immediately prior to any such issuance of the New Securities; provided, however, that no such investor will have the right to purchase the New Securities to the extent (i) such purchase would result in such investor, together with any other person whose Patriot securities would be aggregated with such investor’s Patriot securities for purposes of any bank regulation or law, collectively being deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by such investor) would represent more than 9.99% (or following the applicable bank regulatory approvals, 24.9% with respect to applicable Co-Lead Investor(s)) (as such term is defined in the Purchase Agreements) of the voting securities or more than 33.3% of Patriot’s total equity outstanding, or (ii) such right would result in such investor being deemed to control, under applicable banking rules and regulations, voting securities that would result in such Selling Securityholder being deemed to control Patriot or the Bank for purposes of the BHC Act or the Change in Bank Control Act or any implementing regulations thereunder. A majority of the directors of the board of directors may waive these preemptive provisions (in whole or in part) or reduce such investor’s allocation in an Offering if the board of directors determines that Patriot must issue equity or debt securities on an expedited basis, that there are strategic reasons to conduct an Offering or include an investor in the Offering who is not an investor listed on Schedule II to the Purchase Agreements, or the compliance with the preemptive provisions (in whole or in part) would negatively impact the timing, terms, size, or value of the Offering or otherwise harm Patriot.

In addition, until December 31, 2026, in the event that any Offering of Common Stock or other equity-based securities (other than such offerings described in (i) through (iii) in a preceding paragraph) (a “Subsequent Financing”) is on terms that are more favorable than the terms and conditions, including, without limitation, the purchase price, applicable to the securities purchased in the Private Placement, then Patriot will promptly notify the investors listed on the signature pages to the Purchase Agreements in writing (the “MFN Notice”) and offer such investors the right of first refusal to fund the entirety of the Subsequent Financing on the terms and conditions provided in the MFN Notice, subject to the ownership restrictions set forth in the preceding paragraph. The MFN Notice will include (i) the material terms and conditions of the Subsequent Financing; (ii) copies of any draft definitive agreements, term sheets, or related documentation for the Subsequent Financing; and (iii) the anticipated closing date of the Subsequent Financing.

Redemption and Sinking Fund Rights. Our Common Stock is not subject to redemption and does not have any sinking fund provisions. In the event that the Company offers to repurchase shares of the Voting Common Stock, the Company shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of the Voting Common Stock such holders would be entitled to receive if such shares were converted into shares of the Voting Common Stock immediately prior to such repurchase.

Voting Rights. Holders of Voting Common Stock are entitled to one vote per share on matters on which our shareholders vote. Holders of Voting Common Stock have cumulative voting rights in all elections of directors. Except as required by law, our Certificate of Incorporation or our Bylaws, matters will generally be decided by a majority of the votes cast at a meeting. A plurality vote standard applies to the election of directors. The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law. So long as any shares of Non-Voting Common Stock are issued and outstanding, the Company will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (i) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock so as to affect them adversely, (ii) increase or decrease the authorized number of shares of Non-Voting Common Stock or (iii) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of adversely changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock.

Conversion of Non-Voting Common Stock into Voting Common Stock. A holder of Non-Voting Common Stock shall be permitted to convert, or upon the written request of the Company shall convert, shares of Non-Voting Common Stock into shares of the Voting Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all affiliates of the holder, will not own or control in the aggregate more than the Maximum Voting Securities (as defined in the Certificate of Incorporation). In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of the Voting Common Stock, subject to adjustment as provided in the Certificate of Incorporation. Each share of Non-Voting Common Stock will automatically convert into one (1) share of the Voting Common Stock, without any further action on the part of any holder, subject to adjustment as provided in the Certificate of Incorporation, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer (as defined in the Certificate of Incorporation).

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any Preferred Stock that may at the time be outstanding. The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Company that, by their respective terms, are senior to the Non-Voting Common Stock or the Voting Common Stock, and (ii) pari passu with the Voting Common Stock.

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Company, subject to the rights of any persons to whom the Non-Voting Common Stock is subordinate, a distribution (“Liquidation Distribution”) equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of the Voting Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock). All Liquidation Distributions to the holders of the Non-Voting Common Stock and Voting Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

Anti-Takeover Effects of Applicable Law and Provisions of our Certificate of Incorporation and Bylaws. Certain provisions of the CBCA, federal banking laws and regulations, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors and are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to our Certificate of Incorporation and Bylaws.

Federal Banking Law. The ability of a third party to acquire us is limited under applicable U.S. banking laws and regulations. The BHC Act requires any bank holding company (as defined therein) to obtain the approval of the Board of Governors of the Federal Reserve prior to acquiring, directly or indirectly, more than 5% of our outstanding Common Stock (which is our only class of voting securities). Any “company” (as defined in the BHC Act) other than a bank holding company would be required to obtain Federal Reserve approval before acquiring “control” of us. “Control” for purpose of the BHC Act generally means (i) the ownership or control of 25% or more of a class of voting securities, (ii) the ability to elect a majority of the directors or (iii) the ability otherwise to exercise a controlling influence over management and policies. Such definition of “control” is subject to certain presumptions and other requirements as set forth in the Federal Reserve’s Regulation Y. Any company that is deemed to hold a “controlling” ownership interest in our outstanding Common Stock for purposes of the BHC Act, would be subject to regulation and supervision as a bank holding company under the BHC Act. In addition, under the Change in Bank Control Act and the Federal Reserve’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is required to provide notice to the Federal Reserve prior to acquiring, directly or indirectly, 10% or more of our outstanding Common Stock.

Business Combinations under Connecticut Law. We are subject to the provisions of Section 33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our board of directors, and by a majority of our non-employee directors, of which there shall be at least two, prior to the date on which the person becomes an interested shareholder. A “business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who owns 10% or more of the voting power of Patriot’s then outstanding voting stock, or is an affiliate or associate of Patriot and owned 10% or more of the voting power of Patriot’s then outstanding voting stock within the five-year period.

We are also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:

o	the holders of 80% of the voting power of the outstanding shares of our voting stock; and

o	the holders of 2/3 of the voting power of the outstanding shares of our voting stock, excluding the voting stock held by the interested shareholder;

unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.

We are also subject to Section 33-756(g) of the CBCA, generally permitting directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, specified interests, including those of the corporation’s employees, customers, creditors and suppliers, and community and societal considerations, including any community in which any office or other facility of the corporation is located. Section 33-756(g) of the CBCA also allows a director to consider, in the discretion of such director, any other factors the director reasonably considers appropriate in determining what the director reasonably believes to be in the best interest of the corporation.

Blank Check Preferred Stock. Our Certificate of Incorporation provides that our board of directors may from time-to-time issue one or more series of Preferred Stock without shareholder approval. Our board of directors is authorized to adopt resolutions to, among other things, issue shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof. As a result, our board of directors could, without shareholder approval, authorize the issuance of Preferred Stock with voting, dividend, redemption, liquidation, sinking fund, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Common Stock or that could have the effect of delaying, deferring or preventing a change in control.

Board of Directors.  Our Bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election as director, and under our Certificate of Incorporation and Bylaws, our board of directors may enlarge the size of the board (not to exceed 25) and fill the vacancies.

Transfer Agent. The transfer agent for our Voting Common Stock is Computershare Trust Company, N.A.

Series A Preferred Stock

In connection with the Private Placement, we issued 90,832 shares of Series A Preferred Stock. As of the close of business on July 3, 2025 (i.e., the date that the Certificate of Incorporation was filed with the Secretary of State of the State of Connecticut), each issued and outstanding share of Series A Preferred Stock automatically converted into 80 shares of Non-Voting Common Stock, without any further action on the part of any holder of shares of Series A Preferred Stock, and ceased to be issued and outstanding and any certificates evidencing such shares of Series A Preferred Stock were cancelled, in each case, subject to the right of holders of such shares to receive the number of shares of Non-Voting Common Stock into which such shares of Series A Preferred Stock have been converted. Shares of Series A Preferred Stock duly converted in accordance with the Certificate of Incorporation resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).